NEWS RELEASE - OCTOBER 24, 1994                        "Exhibit 99.1"
ILLINOIS CENTRAL AND KANSAS CITY SOUTHERN INDUSTRIES, INC.
TERMINATE NEGOTIATIONS FOR ACQUISITION OF THE KANSAS CITY
SOUTHERN RAILWAY


Illinois Central Corporation and Kansas City Southern Industries, Inc. jointly announced today that they have mutually agreed to terminate the Letter of Intent between them dated July 19, 1994 and the acquisition by Illinois Central from Kansas City Southern Industries of the Kansas City Southern Railway and certain related assets.

The two companies said that they had not been able to reach a definitive agreement on a number of issues. The acquisition was to have been accomplished by a merger of Illinois Central Corporation and Kansas City Southern Industries, Inc. immediately following the spin-off by Kansas City Southern Industries to its shareholders of the stock of a subsidiary holding its financial services businesses, which consist principally of DST Systems, Inc. and Janus Capital Corporation.